Exhibit 99.1
TEXAS CAPITAL BANCSHARES ANNOUNCES $40 MILLION DISCRETIONARY EQUITY
ISSUANCE PROGRAM
DALLAS, January 27, 2010 – Texas Capital Bancshares, Inc. (NASDAQ: TCBI) announced today that it has entered into an Equity Distribution Agreement with Morgan Stanley & Co. Incorporated, pursuant to which the Company may, from time to time, offer and sell shares of its common stock, having aggregate gross sales proceeds of up to $40,000,000. Sales of the shares, if any, will be made by means of brokers’ transactions on or through the NASDAQ Global Select Market at market prices prevailing at the time of the sale or as otherwise agreed to by the Company and Morgan Stanley.
The shares sold in the offering will be issued pursuant to the prospectus supplement filed with the Securities and Exchange Commission (SEC) dated January 27, 2010, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3. Investors should read the prospectus and prospectus supplement and other documents the Company has filed with the SEC for more complete information about the issue and the offering. Investors may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.
ABOUT TEXAS CAPITAL BANCSHARES, INC.
Texas Capital Bancshares, Inc. (NASDAQ: TCBI) is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and private clients. Headquartered in Dallas, the Bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.
This is neither an offer to sell nor the solicitation of an offer to buy any shares of common stock and shall not constitute an offer, solicitation or sale of any shares of common stock in any jurisdiction in which such offering, solicitation or sale would be unlawful.